                                                                     Exhibit 4.4

                       LIPMAN ELECTRONIC ENGINEERING LTD.
                          (HEREINAFTER: "THE COMPANY")

                         FORM OF STOCK OPTION AGREEMENT

1.       THE TIMES OF ENTITLEMENT FOR THE EXERCISE OF THE OPTIONS

Certain Offerees shall be entitled to exercise the options which are offered to them in accordance with the Option Agreement as follows:

1.1.     Regarding 151,500 options which are offered to 14 employees - 25% of the Options shall be exercisable at the expiration of 24 months from the granting date of the option, 25% of the Options shall be exercisable at the expiration of 36 months from the granting date of the option, 25% of the Options shall be exercisable at the expiration of 48 months from the granting date of the option and 25% of the
         Options shall be exercisable at the expiration of 60 months from the granting date of the option.

1.2.     Regarding 57,000 options which are offered to 7 employees - 50% of the
         Options shall be exercisable at the expiration of 24 months from the granting date of the option, 25% of the Options shall be exercisable at the expiration of 36 months from the granting date of the option and
         25% of the Options shall be exercisable at the expiration of 48 months from the granting date of the option.

1.3.     Regarding 7,500 options which are offered to 4 employees - all the
         Options shall be exercisable at the expiration of 24 months from the granting date of the option. Regarding 30,000 options which are offered to 5 employees - 50% of the Options shall be exercisable at the expiration of 24 months from the granting date of the option, 25% of the Options shall be exercisable at the expiration of 36 months from the granting date of the option and 25% of the Options shall be exercisable at the expiration of 48 months from the granting date of the option

A condition precedent to the exercise of each one of the quantities of the
Options as specified in this clause, is that the Offerees shall be Employees of the Company or of a subsidiary of the Company during the period which preceded the possible time for exercising such quantity of Options and provided that employer-employee relationships prevailed at the time of entitlement which is relevant to the exercise of such quantity of Options.

2.       THE EXERCISE PRICE

At the time at which a notice of exercise of the Option shall be delivered to the Company by the Offeree (hereinafter: "THE EXERCISE DATE OF THE OPTION"), the
Offeree shall pay to the Company "the Exercise Price" (per its definition hereinafter), in respect of every Option.

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"the Exercise Price" - Every Option may be exercised into one ordinary share of
1 New Israeli Shekel of the Company, par value, in return for payment in New
Israeli Shekels which is equivalent to the sum of US $22.5 United States Dollars for every share (calculated in accordance with the representative rate of the dollar which is known at the time of the exercise), subject to adjustments set forth below.

"The New Exercise Price" - In the event that the Company shall distribute a dividend in cash, the exercise price shall be the Exercise Price as per its definition above, with the deduction of the gross amount cash dividend which shall be paid to the shareholders of the Company in respect of any exercise share. In any event the New Exercise Price shall not be less than 1 New Israeli
Shekel.

3.       ADJUSTMENTS FOR DISTRIBUTION OF BONUS SHARES OR SHARE SPLIT DURING THE
         TERM OF THE OPTIONS

In the event that the Company shall distribute bonus shares, and the date of entitlement for the receipt of such bonus shares shall fall after the day of the allotment of the Options but prior to the date of the exercise, the number of the shares to which the Offerees are entitled shall be increased at the time of the exercise by the number of the shares to which the Offerees would have been entitled in the event that they had exercised the Option prior to the date of the bonus. The Exercise Price of every Option shall not change as a result of the increase of the number of the shares which the Offerees are entitled to as a result of the distribution of the bonus shares. Similar adjustments shall be made in the event of a split (or consolidation) of the shares of the Company.

4.       PROVISIONS IN RESPECT OF THE RIGHTS ISSUES DURING THE TERM OF THE
         OPTIONS

4.1.     In any case of a rights issue by the Company to the shareholders, in the event the Offerees shall hold Options which were allotted to them and which have not yet been exercised, the Offerees shall be offered identical rights in the same quantities which would have been offered to them, would they have prior to the date of entitlement for the participation in the rights issue.

4.2.     In the event that the rights issue shall include any convertible securities which last date of its exercise shall be prior to the last date for the exercise of the Options in accordance with the Option
         Agreement , the Offerees shall be entitled to exercise the rights in respect of the convertible securities as mentioned, also prior to the exercise of the Options which have been issued to them in accordance with this Option Agreement, provided that they have exploited all of the rights to which they are entitled by virtue of such rights issue and that they have paid the entirety of the price in respect of the exploitation of these rights.

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5.       PROTECTION OF THE OFFEREES DURING THE TERM OF THE OPTION AGREEMENT

Subject to that which is stated in clause 4.2 above, the entitlement of the
Offerees to securities of the Company in the event of distribution of bonus shares and/or rights issue, as mentioned in clauses 3 and 4 above, shall be preserved until the time of the exercise of the Options and shall be carried out only at the time of the exercise, and in accordance with the number of the
Options which have actually been exercised at such time.

In order to secure the rights of the Offerees as mentioned, the Company shall reserve shares in an appropriate number which will enable the Offerees to exercise their rights as mentioned above.

6.       REGISTRATION OF THE EXERCISE SHARES ON THE NAME OF THE TRUSTEE

6.1.     The Trustee who is appointed by the board of directors for the purpose of the execution of the Option Agreement and who has been approved by the tax authorities is Advocate David Gotlieb. The Trustee shall be empowered with all the powers in accordance with clause 102 of the
         Income Tax Ordinance and in accordance with the Income Tax Rules (Tax
         Relief in Allotment of Shares to Employees), 5763 - 2003 (hereinafter:
         "the Rules"), and the provisions which have been promulgated there under (clause 102, the rules and the provisions hereby mentioned shall be jointly referred to hereinafter: "Clause 102"), in everything which relates to the Options which are granted to the Offerees who are employed in Israel in accordance with this clause, and every other power which shall be agreed upon between himself and the Company in the trust agreement, to be entered among the Trustee and the Company.

6.2.     In accordance with the provisions of clause 102 of the Income Tax
         Ordinance, the Trustee shall hold the Options and the shares which shall evolve from their exercise for a period which shall not be less than 24 months (unless the approval shall be received from the Income
         Tax Commissioner for a shorter restricting period) from the granting date of the options.

6.3.     The remainder of the Options which shall be allotted to Employees, who are entitled outside of Israel, not in accordance with the provisions of clause 102 of the Income Tax Ordinance, shall also be registered on the name of the Trustee, and they shall be released by him in accordance with the terms which apply to every employee.

7.       MANNER AND DATE OF THE EXERCISE

Offerees interested to exercise the Options which have been granted to them, subject to their right to exercise of the Options to ordinary shares, shall submit a written exercise notice to the Company Secretary.

The exercise date of the Option shall be deemed to be the date in which a written notice of the Offeree has reached the Company, of the offerees wishes to exercise the Option, together with the payment of the Exercise Price.

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8.       REGISTRATION FOR TRADING ON THE STOCK EXCHANGE

The Options which shall be granted in accordance with the Option Agreement to the Employees shall not be registered for trading. Registration of the shares which have been acquired upon the exercise of the Options for trading on the
Tel-Aviv Stock Exchange shall be carried out shortly after the allotment of the exercise shares by the Company, and subject to the approval of the Tel- Aviv
Stock Exchange.

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